Exhibit 10.1

EXECUTION COPY

LSB Funding LLC

350 Park Avenue, 14th Floor

New York, New York 10022

August 8, 2016

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: Mark T. Behrman

Re: Certain amendments to the Note Purchase Agreement referred to below

Ladies and Gentlemen:

Reference is made to (a) that certain Note Purchase Agreement, dated as of November 9, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Note Purchase Agreement”), among LSB Industries, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined therein) party thereto and LSB Funding LLC (together with its successors and assigns, the “Purchaser”), pursuant to which the Company has issued and sold to the Purchaser, and the Purchaser has purchased from the Company, $50,000,000 of the Company’s 12.0% Senior Secured Notes due 2019 (the “Notes”) and (b) that certain Securities Purchase Agreement, dated as of December 4, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Securities Purchase Agreement”), among the Company, the Purchaser and Security Benefit Corporation (the “Purchaser Guarantor”), pursuant to which the Company has issued and sold to the Purchaser, and the Purchaser has purchased from the Company, among other Securities (as defined therein), 210,000 shares of the Company’s Series E Cumulative Redeemable Class C Preferred Stock, no par value per share (the “Series E Preferred Shares”). In consideration of the mutual covenants and agreements set forth below, the parties hereto have entered into this letter agreement (this “Letter Agreement”) to modify and supplement the Note Purchase Agreement and the Securities Purchase Agreement. Capitalized terms used but not defined in this Letter Agreement are used as defined in the Note Purchase Agreement.

The Company intends to seek consents from the holders of the Indenture Obligations to amend the terms of the Indenture in order to permit the Company to redeem all or a material portion of outstanding Series E Preferred Shares (the “Series E Redemption”) pursuant to a consent solicitation process (the “Consent Solicitation”). The Company intends to use the proceeds of the sale of its Climate Control Business consummated on July 1, 2016 to fund such Series E Redemption. In connection with the foregoing, the parties hereto agree as follows:

1. Extension of time period to satisfy Required Offer Provisions.

Subject to the other terms and provisions thereof, Section 4.06(I)(c) and Section 4.06(II)(c) of the Note Purchase Agreement require the Company, in connection with the sale of the Climate Control Business, to make a Net Proceeds Offer or Net ABL Proceeds Offer, as applicable, on or prior to August 15, 2016. The parties hereto agree that, notwithstanding any term of the Note Purchase Agreement to the contrary, the Company shall not be required to make a Net Proceeds Offer or Net ABL Proceeds Offer in connection with the sale of the Climate Control Business until (i) if the Consent Solicitation has commenced on or prior to September 30, 2016 pursuant to the delivery of a consent solicitation statement and related letter of transmittal and consent each in form and substance reasonably satisfactory to the Purchaser, November 30, 2016 and (ii) otherwise, October 30, 2016. For the avoidance of doubt, all other requirements of Section 4.06 relating to the timing or procedure of any Net Proceeds Offer or Net ABL Proceeds Offer shall be adjusted accordingly, and the failure to comply with any of the requirements of Section 4.06 prior to the applicable dates set forth in the immediately preceding sentence will not result in a Default or Event of Default under the Note Purchase Agreement.

2. Asset Sale Provisions of the Securities Purchase Agreement.

The parties hereto further agree that, (a) until the date the Company is required to make a Net Proceeds Offer or Net ABL Proceeds Offer, as applicable, in accordance with Section 1 of this Letter Agreement, any non-compliance with the provisions of Section 4.03 of the Securities Purchase Agreement with respect to the Climate Control Business shall be waived and shall not constitute a default or event of default under the Securities Purchase Agreement, and (b) to the extent the Series E Redemption is consummated and at least 75% of the issued and outstanding Series E Preferred Shares are redeemed, Section 4.03 of the Securities Purchase Agreement shall have no further force and effect with respect to the Climate Control Business.

3. Miscellaneous.

Each party hereto represents and warrants to the other party hereto that this Letter Agreement has been duly authorized on the part of such party by all corporate or other applicate entity action and, when executed and delivered by all parties hereto, will constitute a valid and legally binding obligation of such party, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and the effect of rules of law governing the availability of equitable remedies. The Purchaser represents and warrants to the Company that either (a) it has not transferred or assigned any of its rights with respect to the Notes or Series E Preferred Shares to any other person or (b) to the extent it has transferred or assigned any of its rights with respect to the Notes or Series E Preferred Shares to any other person, the agreements made by the Purchaser herein are binding on behalf of such other person. The parties hereto agree that the terms and provisions of Article 11 (Miscellaneous) of the Note Purchase Agreement shall apply, mutatis mutandis, to this Letter Agreement. The Company hereby covenants and agrees to reimburse the Purchaser for all costs, fees and expenses (including reasonable fees of legal counsel) incurred thereby in connection with the review, negotiation, execution and delivery of this Letter Agreement and the Consent Solicitation.

[Signature pages follow.]

Very truly yours,

LSB Funding LLC

By:	/s/ Anthony D. Minella
Name: Anthony D. Minella
Title: Manager

Security Benefit Corporation

By:	/s/ Anthony D. Minella
Name: Anthony D. Minella
Title: Chief Investment Officer

[Signature Page to Letter Agreement]

Acknowledged and Agreed,

LSB Industries. Inc., a Delaware corporation

By:	/s/ Mark T. Behrman
Name: Mark T. Behrman
Title: Executive Vice President of Finance and Chief Financial Officer

[Signature Page to Letter Agreement]